Exhibit 10.8

CONFIDENTIAL

Veea Inc.
164 E. 83rd Street
New York, NY 10028

September 13, 2024

Plum Acquisition Corp. I 2021 Fillmore St. #2089 San Francisco, California Attn: Kanishka Roy; Mike Dinsdale	Plum SPAC Merger Sub, Inc. 2021 Fillmore St. #2089 San Francisco, California Attn: Kanishka Roy; Mike Dinsdale

Plum Partners, LLC 27300 Deer Springs Way Los Altos Hills, CA 94022 Attn: Kanishka Roy; Mike Dinsdale

Re:	Closing Agreement re Business Combination Agreement

Dear Kanishka and Mike:

Reference is made to that certain Business Combination Agreement, dated as of November 27, 2023 (as amended on June 13, 2024 and September 11, 2024, and as it may be further amended from time to time, the “BCA”), by and among (i) Plum Acquisition Corp. I, a Cayman Islands exempted company (together with its successors, including after the Domestication, “Plum,” which upon the Closing, if any, shall be renamed “Veea Inc.”, also referred to as “PublicVeea”), (ii) Veea Inc., a Delaware corporation (the “Company”), and (iii) Plum SPAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”). Capitalized terms used and not otherwise defined in this letter agreement (this “Closing Agreement”) have the meanings ascribed to such terms in the BCA.

In consideration of the mutual promises and agreements contained in this Closing Agreement and the BCA, and for other good and valuable consideration, the sufficiency and adequacy of which is hereby acknowledged, the undersigned, including, as applicable, Plum Partners, LLC, a Delaware limited liability company (the “Sponsor”), hereby agree as follows:

1. Elimination of Letter of Transmittal. Notwithstanding the requirement set forth in Section 3.02(b) of the BCA that Plum shall cause the Exchange Agent to deliver to each Company Shareholder, as of immediately prior to the Effective Time, represented by certificate or book-entry, a Letter of Transmittal, and promptly following receipt of a Company Shareholder’s properly executed Letter of Transmittal, deliver such Company Shareholder’s applicable portion of the Transaction Consideration to such Company Shareholder, the Parties agree that no Letter of Transmittal shall be required and such requirement set forth in said Section 3.02(b) of the BCA is hereby waived and shall not apply. Section 3.02(b) of the BCA is also hereby deemed to be amended accordingly.

2. Waiver of Failure to Timely Delivery the Allocation Schedule. Notwithstanding the requirement set forth in Section 3.03(a) of the BCA that the Company deliver the Allocation Schedule to Plum at least ten (10) Business Days prior to the Closing Date, Plum acknowledges and agrees that it has received the Allocation Schedule with sufficient time to review and comment on the Allocation Schedule, and the Parties agree that such ten (10) Business Day requirement set forth in said Section 3.03(a) of the BCA is hereby waived and shall not apply. Section 3.03(a) of the BCA is also hereby deemed to be amended accordingly.

3. Waiver of Failure to Timely Deliver the Closing Statements.

(a) Notwithstanding the requirement set forth in Section 3.04 of the BCA that the Company deliver the Company Closing Statement to Plum at least ten (10) Business Days prior to the Closing Date, Plum acknowledges and agrees that it has received the Company Closing Statement with sufficient time to review and comment on the Company Closing Statement, and the Parties agree that such ten (10) Business Day requirement set forth in said Section 3.04 of the BCA is hereby waived and shall not apply. Section 3.04 of the BCA is also hereby deemed to be amended accordingly.

(b) Notwithstanding the requirement set forth in Section 3.04 of the BCA that Plum deliver the Plum Closing Statement to the Company at least two (2) Business Days prior to the Special Meeting and, in any event, not earlier than the time that the holders of Plum Class A Shares may no longer elect to redeem their Plum Class A Shares in accordance with the Plum Shareholder Redemption, the Company acknowledges and agrees that it has received the Plum Closing Statement with sufficient time to review and comment on the Plum Closing Statement, and the Parties agree that such two (2) Business Day requirement set forth in said Section 3.04 of the BCA is hereby waived and shall not apply. Section 3.04 of the BCA is also hereby deemed to be amended accordingly.

4. Waiver of Failure to Obtain Consents. The Parties acknowledge and agree that the Company will not be obtaining the consents and approvals of the counterparties for the Contracts set forth at items 1 and 2 on Schedule 4.04(b) of the Company Disclosure Schedules, and Plum and Merger Sub hereby waive any actual or potential (i) breach of the BCA or (ii) failure of the representations and warranties of the Company set forth therein to be true and correct, in either case, for the failure to obtain any such consents and approvals or any actual or potential Company Material Adverse Effect resulting therefrom.

5. Amendment to Section 7.04 of the Company Disclosure Schedule regarding Company Related Party Transactions. The Parties hereby agree to amend and restate Section 7.04 of the Company Disclosure Schedule to delete such schedule and replace it in its entirety with Schedule 7.04 attached hereto. The Parties further agree that notwithstanding the last sentence of Section 7.04 of the BCA, any outstanding real estate lease arrangements that are Company Related Party Transactions will not be terminated, and neither will any outstanding obligations to Company Shareholders or their affiliates for reimbursement of ordinary course expenses incurred in their capacities as officers, directors, employees or consultants to the Company. Plum and Merger Sub hereby waive any actual or potential (i) breach of the BCA or (ii) failure of the representations and warranties of the Company set forth therein to be true and correct, in either case, for the failure to terminate any Company Related Party Transactions previously listed on Section 7.04 of the Company Disclosure Schedule or as otherwise required by the last sentence of Section 7.04 of the BCA or any actual or potential Company Material Adverse Effect resulting therefrom.

6. Change to Post-Closing Plum Board of Directors. Notwithstanding the requirements set forth in Sections 9.01(a) and 9.01(b) of the BCA, and the related conditions to the Closing set forth in Section 10.02(f) of the BCA, the Parties agree that effective immediately after the Closing, the board of directors of Plum shall consist of seven (7) directors, and shall include Allen Salmasi, Michael Salmasi, Douglas Maine, Kanishka Roy, Alan Black, Gary Cohen and Helder Antunes. Section 9.01 of the BCA is also hereby deemed to be amended accordingly.

7. Waiver of Employment Agreement Requirements. Notwithstanding the provisions of Section 9.12 of the BCA, the Parties agree that no employment agreements shall be entered into with Plum or its Subsidiary prior to effectiveness of the Registration Statement/Proxy Statement or the Closing and that any such employment agreements may be entered into following the Closing. Section 9.12 of the BCA is also hereby deemed to be amended accordingly.

8. Waiver of $5,000,001 Net Tangible Assets Closing Condition. Notwithstanding the condition to the Closing set forth in Section 10.01(f) of the BCA requiring Plum to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing, the Company agrees that subject to the compliance by Plum, Merger Sub and Sponsor with their respective obligations under this Closing Agreement in all material respects and the satisfaction (or written waiver by the Company) of the other conditions to the Closing set forth in the BCA or this Closing Agreement, including Sections 9 through 18 hereof, such condition to the Closing is hereby waived by the Company, and the other Parties hereby waive such condition to the Closing.

9. Deferred Liabilities. The parties hereto hereby agree to the following:

(a) At the Closing, PublicVeea will assume the unpaid Liabilities of Plum that are specified on Exhibit A hereto (the “Deferred Liabilities”). As compensation for PublicVeea assuming the Deferred Liabilities, the Sponsor will, in accordance with Section 12(b) below, either transfer to the Investors (or Allen Salmasi or his Affiliates) or forfeit Three Hundred Thousand (300,000) unvested Sponsor Earnout Shares (as such term is defined in the Sponsor Letter Agreement, as amended) (“Sponsor Earnout Shares”).

(b) Plum covenants and agrees to obtain and deliver to the Company prior to the Closing final invoices for all fees owed or accrued in connection with services rendered to Plum prior to the Closing or other known Liabilities of Plum as of the Closing.

(c) Plum and the Sponsor will use their commercially reasonable efforts to cause the vendors holding Deferred Liabilities identified on Exhibit A hereto to agree to defer the Deferred Liabilities owed to them until eighteen (18) months after the Closing, (i) subject to early repayment in the event that the after the Closing, PublicVeea consummates an equity or equity-linked security financing (excluding the Financing described below) equal to or in excess of Ten Million U.S. Dollars ($10,000,000), with twenty percent (20%) of the net proceeds from such financing being used to pay off all holders of Deferred Liabilities, pro rata based on the amounts owed to them, and (ii) if PublicVeea has not repaid at least fifty percent (50%) of the aggregate Deferred Liability owed to a vendor within nine (9) months after the Closing, then PublicVeea will pay to such vendor the remaining Deferred Liability amounts owed ratably each month after the ninth (9th) month (i.e., at least one-ninth (1/9th) of the balance each month for the final nine (9) months) (the foregoing, the “Deferral Arrangements”).

(d) The Parties hereby acknowledge and agree that it will be a condition to the Company’s obligation to consummate the Closing (which may be waived in writing by the Company in its sole discretion) that certain vendors holding Deferred Liabilities specifically designated on Exhibit A hereto (the “Required Vendors”) provide written agreements to the Deferral Arrangements in form and substance reasonable acceptable to the Company.

(e) The Sponsor will be solely responsible for any Liabilities of Plum related to periods at or prior to the Closing that are not fully paid and satisfied as of the Closing other than the Deferred Liabilities specified on Exhibit A, and will indemnify, reimburse and hold harmless the Indemnitees (as defined below) for any such Liabilities in accordance with the provisions of Section 19 below.

(f) The Parties have consented to the foregoing for all purposes of the BCA and the Sponsor Letter Agreement.

10. Waiver of Certain Legal Fees. The Parties hereby agree that it will be a condition to the Company’s obligation to consummate the Closing (which may be waived in writing by the Company in its sole discretion) that the law firm specified on Exhibit D (the “Specified Law Firm”) shall, on or prior to the Closing, have entered into a written agreement with Plum, in form and substance reasonably acceptable to the Company (the “Specific Law Firm Release”), pursuant to which the Specified Law Firm waives any and all fees or other amounts owed or otherwise payable by Plum to the Specified Law Firm in connection with services rendered by the Specified Law Firm prior to Closing and releases and discharges PublicVeea from any and all claims with respect to such fees and other amounts owed or payable.

11. Trust Account. The Parties hereby agree that it will be a condition to the Company’s obligation to consummate the Closing (which may be waived in writing by the Company in its sole discretion) that at the Closing, Plum shall have cash and cash equivalents remaining in the Trust Account of at least $1,155,521, after giving effect to the completion and payment of the Plum Shareholder Redemption and payment of all unpaid Plum Transaction Expenses and any other Liabilities of Plum (but for the avoidance of doubt, excluding Company Transaction Expenses).

12. Financing.

(a) The Parties hereby agree that it will be a condition to the Company’s obligation to consummate the Closing (which may be waived in writing by the Company in its sole discretion) that Plum or the Company shall, at or prior to the Closing, have entered into and/or consummated a financing transaction, or series of financing transactions (collectively, the “Financing”), with one or more investors that are not Affiliates of any party hereto (the “Investors”), which will result in net proceeds to PublicVeea of at least Four Million U.S. Dollars ($4,000,000) million in unrestricted cash and cash equivalents (the “Proceeds”), with (i) at least Two Million U.S. Dollars ($2,000,000) of such Proceeds available at the Closing or within ten (10) Business Days after the Closing and (ii) the remaining Proceeds available in within thirty (30) days after Closing. Plum, Merger Sub and the Sponsor agree to reasonably cooperate with any such Financing efforts, including entering into agreements with respect to such Financing.

(b) The Sponsor hereby agrees that in connection with the Financing, the Sponsor will transfer to the Investors up to a total of Five Hundred Fifty Thousand (550,000) registered Sponsor Earnout Shares (including the Three Hundred Thousand (300,000) Sponsor Earnout Shares for Deferred Liabilities as contemplated by Section 9(a)) and that any such Sponsor Earnout Shares that are not transferred to the Investors will be forfeited by the Sponsor; provided, that if Allen Salmasi or any of his Affiliates transfers shares of the Company to such Investors in lieu of the Sponsor transferring such Sponsor Earnout Shares, the Sponsor will transfer to Allen Salmasi and/or his Affiliates a number of such Sponsor Earnout Shares equal to the number of shares of New Plum Common Shares into which such transferred Company shares will convert at the Closing, up to a maximum of Five Hundred Fifty Thousand (550,000) Sponsor Earnout Shares; and provided, further, that any number of Sponsor Earnout Shares received by Allen Salmasi and/or his Affiliates from Sponsor in excess of the number of shares of New Plum Common Shares into which the Company shares transferred to Investors by Allen Salmasi and/or Affiliates in lieu of the Sponsor will convert at the Closing shall be forfeited by Allen Salmasi and/or his Affiliates, as applicable. Any such Sponsor Earnout Shares that are so transferred will received by the recipient without any restrictions on transfer or potential forfeiture obligations. The parties further acknowledge and agree that if Allen Salmasi and/or his Affiliates transfer to the Investors a number of shares of the Company that will convert into a number of New Plum Common Shares at the Closing in excess of the Sponsor Earnout Shares transferred to Allen Salmasi and his Affiliates by Sponsor pursuant to this Section 12(b), then at the Closing, PublicVeea will issue to Allen Salmasi and/or his Affiliates an aggregate number of newly issued New Plum Common Shares equal to the number of New Plum Common Shares into which such transferred Company shares will convert at the Closing, less the number of Sponsor Earnout Shares transferred to Allen Salmasi and his Affiliates by Sponsor pursuant to this Section 12(b).

(c) Plum and Merger Sub hereby acknowledge and agree that, notwithstanding the provisions of the BCA, including Sections 7.01, 9.04 and 9.11 thereof, the consent of Plum or Merger Sub will not be required to be obtained by the Company with respect to signing and/or consummating any Financing in accordance with this Section 12, including the consummation of a Financing in an aggregate amount greater than Four Million U.S. Dollars ($4,000,000) and/or a Financing that involves the issuance of debt, additional PublicVeea shares or securities convertible into PublicVeea shares; provided, however, that the Sponsor will not be required to transfer more than Five Hundred Fifty Thousand (550,000) Sponsor Earnout Shares in the aggregate in support of the Financing. The Company may, in its sole discretion, reject any proposed Financing first sourced by Plum or the Sponsor, but the Company must reasonably consider and negotiate in good faith any proposed Financing that it sources and may not unreasonably reject any such proposed Financing that is on market terms or better.

(d) The Parties have consented to the foregoing for all purposes of the BCA and the Sponsor Letter Agreement.

13. Conversion of NLabs Notes. The Parties hereby agree that it will be a condition to the Company’s and Plum’s respective obligations to consummate the Closing (which may be waived in writing by each such Party in their reasonable discretion) that in connection with the Closing, the issued and outstanding obligations under the promissory notes (collectively, the “NLab Notes”) issued by the Company to Nicole Salmasi, Allen Salmasi and NLabs Inc. (collectively, the “NLabs Noteholders”) will be converted into New Plum Common Shares (the “NLab Shares”) at a price of Five U.S. Dollars ($5.00) per share, pursuant to a note conversion agreement substantially in the form attached hereto as Exhibit B (the “Note Conversion Agreement”), with such NLab Shares being subject to lock-up for a period beginning on the Closing Date and expiring five (5) months after the Closing Date. The Parties have consented to the execution of the Note Conversion Agreement and related lock-up agreement for all purposes of the BCA.

14. Conversion of Sponsor Notes. With respect to the aggregate of $1,899,950 owed by Plum to the Sponsor pursuant to those certain promissory notes (the “Sponsor Notes”), the parties hereto hereby agree to take the following actions, and acknowledge and agree that it will be a condition to the Company’s obligations to consummate the Closing (which may be waived in writing by the Company in its sole discretion) that: (i) the Sponsor will convert $1,649,950 of the aggregate outstanding obligations under the Sponsor Notes into New Plum Common Shares at a price of Five U.S. Dollars ($5.00) per share, which New Plum Common Shares will be “Restricted Securities” (as defined under the Plum Lock-Up Agreement) under the Plum Lock-Up Agreement, (ii) Plum will repay $250,000 of the aggregate outstanding obligations under Sponsor Notes at the Closing and (iii) the Sponsor will forfeit 1,000,000 Private Placement Warrants. The Parties have consented to the foregoing for all purposes of the BCA.

15. Polar Lock-Up. The Parties hereby agree that it will be a condition to the Company’s obligations to consummate the Closing (which may be waived in writing by the Company in its sole discretion) that Polar Multi-Strategy Master Fund (together with its affiliates, “Polar”) will agree in writing reasonably acceptable to the Company that any New Plum Common Shares issued or issuable to Polar in connection with the Domestication or the Merger, or otherwise held by Polar immediately after the Closing (including those equitized at Five U.S. Dollars ($5.00) per share in connection with the Closing), except for an aggregate of fifty thousand (50,000) of such New Plum Common Shares, will be subject to a lock-up for a period of four (4) months after the Closing. The Parties have consented to the foregoing for all purposes of the BCA.

16. Cohen Lock-Up. The Parties hereby agree that it will be a condition to the Company’s obligations to consummate the Closing (which may be waived in writing by the Company in its sole discretion) that Cohen Capital Markets (together with its affiliates, “CCM”) will agree in writing reasonably acceptable to the Company that any New Plum Common Shares issued or issuable to CCM in connection with the Domestication or the Merger, or otherwise held by CCM immediately after the Closing, except for an aggregate of fifty thousand (50,000) of such New Plum Common Shares, will be subject to a lock-up for a period of five (5) months after the Closing. The Parties have consented to the foregoing for all purposes of the BCA.

17. Transfer of Founder Shares. The Sponsor hereby agrees that it has transferred, or in connection with the Closing it will transfer, to Palmeira Investment Limited, a British Virgin Islands company, the number of Founder Shares and Private Placement Warrants set forth on Exhibit C hereto.

18. Equitization. Plum and the Sponsor hereby covenant and agree, jointly and severally, that neither Plum nor the Sponsor shall, without the prior written consent of the Company, agree to or permit the issuance or transfer of New Plum Common Shares, or other securities of Plum or PublicVeea or their respective Subsidiaries, to any service providers of Plum or the Sponsor or other third parties, in lieu of cash payments owed to such third parties at the Closing, at a price or effective price per New Plum Common Shares of less than Five U.S. Dollars ($5.00 per share), including in respect of any unpaid Plum Transaction Expenses or other Liabilities of Plum. Equitization of any and all obligations of Plum or the Sponsor obligations will be fully disclosed to the Company by Plum and the Sponsor prior to the Closing.

19. Indemnification. From and after the Closing, Sponsor will indemnify, reimburse and hold harmless the Company, PublicVeea and their respective Affiliates and each of their respective Representatives, successors and permitted assigns (each, with respect to any indemnification claim made pursuant to this Closing Agreement, an “Indemnitee”) for any and all losses, Liabilities, Proceedings, Governmental Orders, damages (including consequential damages), Taxes, interest, penalties, Liens, amounts paid in settlement and costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses) (collectively, “Damages”) paid, suffered or incurred by, or imposed upon, any Indemnitee to the extent directly or indirectly, in whole or in part, arising out of, resulting from or in connection with, (a) any and all accrued Liabilities of Plum relating to periods at or prior to the Closing other than the Deferred Liabilities, (b) any Proceedings brought or initiated by the securityholders of Plum against an Indemnitee arising during or relating to the period from the date of the Special Meeting through the Closing Date or (c) the revocation, in accordance with the terms of the Specified Law Firm Release, of the satisfaction and release by the Specified Law Firm in the Specified Law Firm Release, other than as a result of a willful and intentional material breach of the obligations owed to the Specified Law Firm in the Specified Law Firm Release (or the Registration Rights Agreement to the extent incorporated therein) by the PublicVeea; provided, however, that an Indemnitee may not first assert indemnification claims following the date that is six (6) months following the Closing Date (the “Expiration Date”); provided further, however, that any Indemnitee may continue to pursue indemnification claims hereunder after the Expiration Date for claims that were first asserted prior to the Expiration Date but were not finally resolved and paid prior to the Expiration Date. Any claim for indemnification by an Indemnitee pursuant to this Section 9 shall be satisfied first by forfeiture of unvested Sponsor Earnout Shares, and then by forfeiture of vested Founder Shares (as such term is defined in the Founder Letter Amendment, including the “Letter Agreement” described therein) that are not Sponsor Earnout Shares (“Vested Founder Shares” and, together with the Sponsor Earnout Shares, the “Sponsor Shares”), with the value assigned to each such Sponsor Share equal to the average daily Plum Common Share Price for the ten (10) Trading Days immediately preceding the date of such payment by the Sponsor, which shall be the sole recourse for such indemnification. In connection with the foregoing, Sponsor agrees that it will not liquidate or otherwise transfer any Sponsor Shares during the six (6) month period after the Closing (or with respect to the Sponsor Earnout Shares, if longer, until such Sponsor Earnout Shares have vested and become earned in accordance with the terms of the Sponsor Letter Agreement), and thereafter to the extent that there are any pending indemnification claims, in each case, unless the recipient agrees in writing to be bound by the same indemnification obligations of the Sponsor set forth herein in form and substance reasonably acceptable to PublicVeea and the Company. The Parties have consented to the foregoing for all purposes of the BCA and the Sponsor Letter Agreement.

20. Miscellaneous. Except as expressly provided in this Closing Agreement, all of the terms and provisions in the BCA and the other Transaction Documents are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Closing Agreement does not constitute, directly or by implication, an amendment, modification or waiver of any provision of the BCA or any other Transaction Document, or any other right, remedy, power or privilege of any Party to the BCA or any other Transaction Document, except as expressly set forth herein. Any reference to the BCA in the BCA or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the BCA, as amended by this Closing Agreement (or as the BCA may be further amended or modified after the date hereof in accordance with the terms thereof). This Closing Agreement and the BCA, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the Parties with respect to the subject matter of hereof and thereof, and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to its subject matter. This Closing Agreement shall be interpreted, construed, governed and enforced in a manner consistent with the BCA, and the provisions of Article XII of the BCA shall apply to this Closing Agreement, mutatis mutandis, as if set out in full herein.

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To indicate your acceptance to the provisions of this Closing Agreement, please sign in the space provided below.

Very truly yours,

VEEA INC.

By:	/s/ Janice Smith
	Name:	Janice Smith
	Title:	Chief Operating Officer

Acknowledged and agreed, effective as of the date first set forth above:

PLUM ACQUISITION CORP. I

By:	/s/ Kanishka Roy
	Name:	Kanishka Roy
	Title:	President & Co-CEO

PLUM SPAC MERGER SUB, INC.

By:	/s/ Kanishka Roy
	Name:	Kanishka Roy
	Title:	President & Co-CEO

PLUM PARTNERS LLC

By:	/s/ Kanishka Roy
	Name:	Kanishka Roy
	Title:	President & Co-CEO

{Signature Page to Closing Agreement}

Schedule 7.04 - Company Related Party Transactions

1.	Advisory Services Agreement, dated as of October 16, 2018, by and between the Company and EWI Capital LLC.

2.	Advisory Services Agreement, dated as of October 9, 2018, by and between the Company and Majorn Corp.

3.	Second Amended and Restated Investors’ Rights Agreement, dated as of October 11, 2023, as amended, by and among the Company and each of the stockholders of the Company party thereto from time to time.